EXHIBIT 15.1

Auditors´ Letter Regarding Change in Auditor

June 29, 2011

United States Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen

We have read Item 16F of the Annual Report on Form 20-F of TIM Participações S.A. for the year ended December 31, 2010 dated June 29, 2011 and we are in agreement with the statements contained therein.

Very truly yours,

Ernst & Young Terco Auditores Independentes S/S
Rio de Janeiro, Brazil

/s/ Claudio Camargo
Claudio Camargo
Partner